Exhibit 99.1

Media Contact Steve Galpin, Jr. +1 908 298 7415	Schering-Plough 2000 Galloping Hill Road Kenilworth, NJ 07033 USA www.schering-plough.com

Investor Contacts
Janet Barth
Joe Romanelli
+1 908 298 7436

news release
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2009 SECOND QUARTER
Diversification Strategy and Strong Execution Continue to Drive Solid Performance;
Robust Pipeline Continues To Advance and Build Long-Term Value
KENILWORTH, N.J., July 21, 2009 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2009 second quarter.
          “Our successful diversification strategy and strong execution by our people have given us the strength to again power through tough challenges — delivering operational sales growth and reconciled earnings-per-share growth for the second quarter,” said Fred Hassan, chairman and CEO.
          “Meantime, we can see that six years of focus and investment in our R&D pipeline have created enormous long-term value,” said Hassan. “Our rich late-stage pipeline continues to advance. We continue to achieve positive regulatory actions in major markets — for example, the recent approval of two products — ASMANEX and REMERON — on the same day in Japan, and a recommendation for approval in Europe of SIMPONI, a novel biologic treatment for inflammatory diseases. In our industry, long-term strength comes from creating a continuous flow of new innovations. We are proud that we have created such a strong and productive R&D engine at Schering-Plough.”
          For the 2009 second quarter, Schering-Plough reported net income available to common shareholders of $633 million or 38 cents per common share on a GAAP basis. Earnings per common share for the 2009 second quarter would have been 46 cents on net income of $769 million on a reconciled basis, which excludes purchase accounting adjustments related to the acquisition of Organon BioSciences (OBS) and special, merger- and acquisition-related items. For the 2008 second quarter, Schering-Plough reported net income available to common shareholders of $424 million or 26 cents per common share on a GAAP basis and earnings of 45 cents per common share on a reconciled basis.
          GAAP net sales for the 2009 second quarter totaled $4.6 billion, down 6 percent as compared to the second quarter of 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 10 percent during the quarter.

          Net sales of the cholesterol joint venture with Merck & Co., Inc., which include VYTORIN and ZETIA, totaled $1.0 billion in the 2009 second quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2009 second quarter would have been $5.2 billion.
          “Our diverse product strength — from REMICADE to TEMODAR to NUVARING to MIRALAX — and our rich geographic diversity helped drive our operational growth. In fact, we grew sales in most regions around the world on an operational basis. Achieving operational growth on such a broad front in the midst of a severe global recession is no small feat,” said Hassan.
          Regarding the company’s R&D strength, the company highlighted its strong R&D engine and steady product flow as a special asset at a time when R&D innovation in the industry is so critical. The company noted that the “Five Stars” in its product pipeline, highlighted at its November 2008 R&D update meeting, continued to advance: thrombin receptor antagonist (TRA), in Phase III for atherothrombosis; SIMPONI (golimumab), a subcutaneous treatment for certain inflammatory diseases; SAPHRIS (asenapine), for the acute treatment of schizophrenia and bipolar disorder; boceprevir, a protease inhibitor in Phase III for hepatitis C; and BRIDION (sugammadex), an innovative agent for use in anesthesiology.
          The company’s R&D engine has produced a number of recent regulatory and pipeline advances, including:
•	Approvals in Japan, the world’s second-largest pharmaceutical market, in July of ASMANEX (mometasone furoate) for asthma and REMERON (mirtazapine) for depression; these approvals bring the number of new products approved in Japan to eight since the beginning of 2007;

•	Positive opinion from the EU’s regulatory authority in June recommending approval of SIMPONI as a once-monthly, subcutaneous therapy for rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis; SIMPONI was also launched in Canada in June as the first once-monthly subcutaneous treatment;

•	Acceptance for review by the European Medicines Agency (EMEA) in June of the marketing application for asenapine (to be marketed as SYCREST in Europe) sublingual tablets for schizophrenia and bipolar I disorder;

•	Initiation of patient enrollment in a Phase III trial (RED-CABG) in May for acadesine, an investigational, potentially first-in-class adenosine regulating agent for use in heart bypass surgery; and

•	In Animal Health, the launch of the first vaccine against canine influenza virus, which was granted a conditional product license by the U.S. Department of Agriculture (USDA) in May.
          Regarding the planned merger with Merck announced on March 9, 2009, the company noted that pre-integration planning teams at both Schering-Plough and Merck have been meeting collaboratively to plan for a smooth and effective integration. The merger is expected to close in the fourth quarter of 2009. Until the merger closes, both companies will continue to operate independently.
Second Quarter 2009 Results
For the 2009 second quarter, Schering-Plough reported net income available to common shareholders of $633 million or 38 cents per common share on a GAAP basis. Earnings per common share for the 2009 second quarter would have been 46 cents on net income of $769 million on a reconciled basis, which excludes purchase accounting adjustments related to the OBS acquisition and special, merger- and acquisition-related items. For the 2008 second quarter, Schering-Plough reported net income available to common shareholders of $424 million or 26 cents per common share on a GAAP basis and earnings of 45 cents per common share on a reconciled basis.
          GAAP net sales for the 2009 second quarter totaled $4.6 billion, down 6 percent as compared to the second quarter of 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 10 percent during the quarter.
          Net sales of the cholesterol franchise, which include sales of the cholesterol joint venture plus sales recorded by Schering-Plough in non-joint venture territories (such as Japan and Latin America), declined 8 percent in the second quarter of 2009 to $1.1 billion, reflecting a 2 percent operational decrease and a 6 percent unfavorable impact from foreign exchange. Sales declined 10 percent in the U.S. In international markets, sales declined 4 percent, reflecting operational growth of 10 percent and a 14 percent unfavorable impact from foreign exchange. ZETIA in Japan, sold under a co-marketing agreement with Bayer, contributed $41 million to cholesterol franchise sales in the 2009 period.
          Sales of Prescription Pharmaceuticals for the 2009 second quarter decreased 3 percent to $3.6 billion, reflecting 7 percent operational growth and an unfavorable impact from foreign exchange of 10 percent.
          Sales of REMICADE increased 2 percent (19 percent operational growth offset by 17 percent unfavorable foreign exchange impact) to $565 million in the second quarter of 2009 due to continued market growth. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the U.S. (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, increased 3 percent to $321 million in the 2009 second quarter (10 percent operational growth offset by 7 percent unfavorable foreign exchange impact) as compared to $311 million in the second quarter of 2008. Operational sales were strong in both the U.S. and internationally as compared to the 2008 period.

          Sales of TEMODAR, a treatment for certain types of brain tumors, increased 2 percent (11 percent operational growth offset by 9 percent unfavorable foreign exchange impact) to $256 million, with higher sales in the U.S. and Japan.
          Sales of PEGINTRON for hepatitis C decreased 6 percent to $215 million in the 2009 second quarter, primarily due to the unfavorable foreign exchange impact of 6 percent.
          In women’s health care, sales of FOLLISTIM/PUREGON, a fertility treatment, for the second quarter of 2009 decreased 11 percent (1 percent operational decrease and 10 percent unfavorable foreign exchange impact) to $145 million as compared to the second quarter of 2008. Sales of NUVARING, a contraceptive product, in the second quarter of 2009 increased 11 percent (19 percent operational growth offset by 8 percent unfavorable foreign exchange impact) to $129 million as compared to $116 million in the second quarter of 2008.
          Global sales of CLARINEX, a nonsedating antihistamine, were $226 million, a decrease of 6 percent (4 percent operational growth offset by 10 percent unfavorable foreign exchange impact) as compared to the second quarter of 2008.
          Sales of CLARITIN in the prescription business were $96 million, a 13 percent decrease (6 percent operational decrease and 7 percent unfavorable foreign exchange impact) compared to sales of $111 million in the second quarter of 2008.
          Animal Health sales totaled $677 million in the 2009 second quarter, a 17 percent decrease as compared to $818 million in the second quarter of 2008 (7 percent operational decrease and 10 percent unfavorable foreign exchange impact). The sales decline was a result of the overall economic environment, difficult comparisons against the 2008 launch of bluetongue vaccine and the impact of 2008 product divestitures.
          Consumer Health Care sales were $381 million in the 2009 second quarter, down 5 percent versus the 2008 period. The decrease was primarily due to lower sales of sun care products, which primarily reflected the impact of unseasonable weather conditions in many parts of the U.S. Higher sales of MIRALAX helped offset lower sales of OTC CLARITIN.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and totaled 65.1 percent for the 2009 second quarter as compared to 61.2 percent in the 2008 period. On a reconciled basis, the gross margin percentage decreased to 68.1 percent for the second quarter of 2009 as compared to 68.4 percent for the second quarter of 2008, primarily due to the unfavorable impact from foreign exchange.

          SG&A expenses were $1.6 billion in the second quarter of 2009, a 13 percent decrease versus the second quarter of 2008 primarily due to the impact of foreign exchange and the company’s Productivity Transformation Program (PTP).
          Research and development spending for the 2009 second quarter totaled $863 million, a 5 percent decrease, primarily due to the impact of foreign exchange.
Recent Developments
In addition to the regulatory and pipeline advances discussed above, the company also offered the following summary of recent significant developments that have previously been announced, including:
•	Presented Phase II results of the HCV SPRINT-1 study showing that boceprevir, an oral hepatitis C protease inhibitor, in combination with peginterferon alfa-2b and ribavirin significantly increased sustained virologic response compared to current standard of care. (Announced April 23)

•	Announced changes to the company’s global collaboration with Novartis for the development and commercialization of fixed-dose combination therapies for the treatment of asthma and chronic obstructive pulmonary disease. (Announced May 19)

•	Reported that Johnson & Johnson, as a result of the proposed merger between Schering-Plough and Merck, has initiated arbitration proceedings relating to Schering-Plough’s rights to REMICADE and SIMPONI. (Announced May 27)

•	Announced that the EMEA had accepted for review the Marketing Authorization Application for SYCREST (asenapine) sublingual tablets for the treatment of schizophrenia and manic episodes associated with bipolar I disorder. (Announced June 2)

•	Reported findings from extensions of two Phase III studies showing that subcutaneous injections of SIMPONI every four weeks provided persistent improvements in the signs and symptoms in patients with psoriatic arthritis and ankylosing spondylitis. Separately, a new analysis was reported showing that a greater proportion of anti-TNF-experienced patients with moderately to severely active rheumatoid arthritis who received subcutaneous injections of SIMPONI every four weeks experienced significant improvements in signs and symptoms compared with patients receiving placebo. (Announced June 10)

•	With Merck, reported the receipt of a request for additional information from the U.S. Federal Trade Commission with respect to the previously announced proposed merger. (Announced June 22)

•	Santarus, Inc. announced that Schering-Plough HealthCare Products, Inc. had received notification from the FDA of a December 2009 action date for an over-the-counter ZEGERID branded omeprazole/sodium bicarbonate product. (Announced June 23)

•	Schering-Plough and Merck scheduled special meetings of shareholders on Aug. 7, 2009, for purposes of voting on the proposed merger. The transaction is subject to shareholder approvals as well as the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions. (Announced June 25)

•	Reported results from the Phase III ENGAGE clinical trial demonstrating that a single injection of corifollitropin alfa, first in the class of sustained follicle stimulants, achieved similar efficacy to recombinant follicle stimulating hormone (rFSH) given once daily for seven days. (Announced July 1)

•	Extended to stage two an ongoing Phase II clinical study with vicriviroc, an investigational CCR5 antagonist, for use in first-line therapy of adult treatment-naive HIV-infected patients with R5-type virus only. (Announced July 15)

•	Merck and Schering-Plough and the companies’ cholesterol joint venture, Merck/Schering-Plough Pharmaceuticals, reached a civil settlement with a multistate group of attorneys general representing 35 states and the District of Columbia who investigated whether the companies violated state consumer protection laws in connection with the ENHANCE clinical trial or by their promotion and marketing of VYTORIN and ZETIA. (Announced July 15)
Second Quarter 2009 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 7:45 a.m. (EDT) to review the 2009 second quarter results. To listen live to the call, dial 1-866-871-2144 or 1-706-634-5003 and enter conference ID # 13268740. A replay of the call will be available beginning later on July 21 through 5 p.m. on Tuesday, July 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 13268740. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on July 21 through 5 p.m. on Aug. 21.
DISCLOSURE NOTICE:
The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on July 21, 2009, beginning at 7:45 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; the potential of products and trending in therapeutic markets, including the cholesterol market; and statements about the timing and potential benefits of the proposed merger between Merck and Schering-Plough and other statements that are not historical facts. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement.
A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; media and societal reaction to such developments; and the ability of Schering-Plough and Merck to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A “Risk Factors” in the company’s first quarter 2009 10-Q, filed May 1, 2009.
Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription, animal health and consumer health care products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the second quarter ended June 30 (unaudited):
(Amounts in millions, except per share figures)

	Second Quarter		Six Months
	2009	2008	2009	2008
Net sales	$4,647	$4,921	$9,040	$9,577
Cost of sales 1/	1,620	1,908	3,019	4,044
Selling, general and administrative	1,626	1,870	3,119	3,547
Research and development	863	906	1,667	1,786
Other expense/(income), net	106	134	194	229

Special, merger and acquisition-related charges 2/	29	94	104	117
Equity income 3/	(370)	(493)	(770)	(1,010)

Income before income taxes	773	502	1,707	864
Income tax expense	102	40	231	89

Net income	$671	$462	$1,476	$775

Preferred stock dividends	38	38	75	75

Net income available to common shareholders	$633	$424	$1,401	$700

Diluted earnings per common share 4/	$0.38	$0.26	$0.85	$0.43

Average shares outstanding — common and participating — diluted 4/	1,658	1,632	1,744	1,635

Note: The Company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/ Cost of sales for the three months ended June 30, 2009 and 2008 include purchase accounting adjustments of $131 million and $354 million, respectively. For the six months ended June 30, 2009 and 2008, cost of sales includes purchase accounting adjustments of $256 million and $1.0 billion, respectively.

2/ Special, merger and acquisition-related charges relate to the Productivity Transformation Program (PTP) and costs incurred related to the proposed merger with Merck. For the three months ended June 30, 2009 and 2008 these charges were $29 million ($18 million for severance costs and $11 million for merger costs) and $94 million ($77 million for severance costs and $17 million for integration-related costs), respectively. For the six months ended June 30, 2009 and 2008 these charges were $104 million ($74 million for severance costs and $30 million for merger costs) and $117 million ($84 million for severance costs and $33 million for integration-related costs), respectively.

3/ Included in Equity income for the three and six months ended June 30, 2008 was $64 million of income related to the termination of a respiratory joint venture with Merck.

4/ Diluted EPS for the three months ended June 30, 2009 is calculated based on net income available to common shareholders and average diluted shares — common and participating — outstanding. For the three months ended June 30, 2009, approximately 91 million common shares obtainable upon conversion of Schering-Plough’s 2007 mandatory convertible preferred stock were excluded from the computation of diluted EPS because their effect would have been antidilutive. For the six months ended June 30, 2009, diluted EPS is calculated based on net income and average diluted shares — common and participating — outstanding. For the six months ended June 30, 2009, approximately 91 million common shares obtainable upon conversion of Schering-Plough’s 2007 mandatory convertible preferred stock were included in the computation of diluted EPS because their effect would have been dilutive.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special and acquisition-related items and other specified items have been excluded from Net income available to common shareholders and Diluted earnings per common share as management of Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and Diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended June 30, 2009
	(unaudited)
			Special,
			Merger and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,647	$—	$—	$—	$4,647
Cost of sales	1,620	(131)	(5)	—	1,484
Selling, general and administrative	1,626	(1)	—	—	1,625
Research and development	863	(3)	—	—	860
Other expense/(income), net	106	—	—	—	106
Special, merger and acquisition-related charges	29	—	(29)	—	—
Equity income	(370)	—	—	—	(370)

Income before income taxes	773	135	34	—	942
Income tax expense/(benefit)	102	(27)	(6)	—	135

Net income	$671	$108	$28	$—	$807

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$633	$108	$28	$—	$769

Diluted earnings per common share (2)	$0.38				$0.46

Average shares outstanding common and participating — diluted (2)	1,658				1,658

(1)	“As Reconciled” to exclude purchase accounting adjustments, special, merger and acquisition-related items and other specified items.

(2)	Diluted EPS for the three months ended June 30, 2009 is calculated based on net income available to common shareholders and average diluted shares — common and participating — outstanding. For the three months ended June 30, 2009, approximately 91 million common shares obtainable upon conversion of Schering-Plough’s 2007 mandatory convertible preferred stock were excluded from the computation of diluted EPS because their effect would have been antidilutive.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Three months ended June 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,921	$—	$—	$—	$4,921
Cost of sales	1,908	(354)	—	—	1,554
Selling, general and administrative	1,870	(1)	—	—	1,869
Research and development	906	(2)	—	—	904
Other expense/(income), net	134	—	—	—	134
Special and acquisition-related charges	94	—	(94)	—	—
Equity income	(493)	—	—	64	(429)

Income before income taxes	502	357	94	(64)	889
Income tax expense/(benefit)	40	(73)	(7)	—	120

Net income	$462	$284	$87	$(64)	$769

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$424	$284	$87	$(64)	$731

Diluted earnings per common share	$0.26				$0.45

Average shares outstanding common and participating — diluted	1,632				1,632

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Six months ended June 30, 2009
	(unaudited)
			Special,
			Merger and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$9,040	$—	$—	$—	$9,040
Cost of sales	3,019	(256)	(7)	—	2,756
Selling, general and administrative	3,119	(3)	—	—	3,116
Research and development	1,667	(5)	(2)	—	1,660
Other expense/(income), net	194	—	—	—	194
Special, merger and acquisition-related charges	104	—	(104)	—	—
Equity income	(770)	—	—	—	(770)

Income before income taxes	1,707	264	113	—	2,084
Income tax expense/(benefit)	231	(59)	(13)	—	303

Net income	$1,476	$205	$100	$—	$1,781

Preferred stock dividends	75	—	—	—	75

Net income available to common shareholders	$1,401	$205	$100	$—	$1,706

Diluted earnings per common share (2)	$0.85				$1.02

Average shares outstanding common and participating — diluted (2)	1,744				1,744

(1)	“As Reconciled” to exclude purchase accounting adjustments, special, merger and acquisition-related items and other specified items.

(2)	Diluted EPS for the six months ended June 30, 2009 is calculated based on net income and average diluted shares — common and participating — outstanding. For the six months ended June 30, 2009, approximately 91 million common shares obtainable upon conversion of Schering-Plough’s 2007 mandatory convertible preferred stock were included in the computation of diluted EPS because their effect would have been dilutive.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Six months ended June 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$9,577	$—	$—	$—	$9,577
Cost of sales	4,044	(1,042)	—	—	3,002
Selling, general and administrative	3,547	(2)	—	—	3,545
Research and development	1,786	(4)	—	—	1,782
Other expense/(income), net	229	—	—	17	246
Special and acquisition-related charges	117	—	(117)	—	—
Equity income	(1,010)	—	—	64	(946)

Income before income taxes	864	1,048	117	(81)	1,948
Income tax expense/(benefit)	89	(187)	(9)	5	280

Net income	$775	$861	$108	$(76)	$1,668

Preferred stock dividends	75	—	—	—	75

Net income available to common shareholders	$700	$861	$108	$(76)	$1,593

Diluted earnings per common share	$0.43				$0.97

Average shares outstanding common and participating — diluted	1,635				1,635

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions)
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share reflect the following adjustments:

	Second Quarter		Six Months
	(unaudited)		(unaudited)
	2009	2008	2009	2008
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$122	$138	$241	$270
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	13	8	23	16
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	—	211	—	762

Total purchase accounting adjustments, pre-tax	135	357	264	1,048
Income tax benefit	27	73	59	187

Total purchase accounting adjustments	$108	$284	$205	$861

Special, merger and acquisition-related items:
Accelerated depreciation (a)	$5	$—	$7	$—
Special, merger and acquisition-related activities (d)/(e)	29	94	106	117

Total special, merger and acquisition-related items, pre-tax	34	94	113	117
Income tax benefit	6	7	13	9

Total special, merger and acquisition-related items	$28	$87	$100	$108

Other specified items:
Income from respiratory JV termination (f)	$—	$(64)	$—	$(64)
(Gain) on sale of manufacturing plant (c)	—	—	—	(17)

Total other specified items, pre-tax	—	—	—	(81)
Income tax expense	—	—	—	(5)

Total other specified items	$—	$(64)	$—	$(76)

Total purchase accounting adjustments, special, merger and acquisition-related items and other specified items	$136	$307	$305	$893

(a)	Included in cost of sales

(b)	Included in cost of sales, selling, general and administrative and research and development

(c)	Included in other expense (income), net

(d)	Included in special, merger and acquisition-related charges

(e)	Included in research and development

(f)	Included in equity income

SCHERING-PLOUGH CORPORATION
Report for the period ended June 30 (unaudited):
GAAP Net Sales by Key Product
(Dollars in millions)

	Second Quarter			Six Months
	2009	2008	%	2009	2008	%
PRESCRIPTION PHARMACEUTICALS	$3,589	$3,702	(3%)	$6,968	$7,259	(4%)
REMICADE	565	557	2%	1,083	1,064	2%
NASONEX	321	311	3%	627	618	1%
TEMODAR	256	251	2%	503	487	3%
PEGINTRON	215	229	(6%)	430	454	(5%)
CLARINEX / AERIUS	226	240	(6%)	400	454	(12%)
FOLLISTIM / PUREGON	145	162	(11%)	275	308	(10%)
NUVARING	129	116	11%	244	212	15%
CLARITIN Rx	96	111	(13%)	228	239	(4%)
AVELOX	71	67	7%	180	209	(14%)
INTEGRILIN	73	78	(7%)	149	152	(2%)
REBETOL	67	70	(4%)	134	130	3%
CAELYX	68	78	(14%)	128	152	(16%)
INTRON	67	61	10%	121	116	4%
PROVENTIL / ALBUTEROL	56	38	46%	110	89	24%
ASMANEX	54	48	12%	103	91	14%
SUBUTEX / SUBOXONE	52	62	(15%)	102	115	(12%)
REMERON	50	61	(18%)	100	129	(22%)
ELOCON	45	47	(4%)	87	92	(6%)
CERAZETTE	46	49	(6%)	85	93	(8%)
NOXAFIL	43	38	14%	82	72	15%
IMPLANON	43	44	(1%)	80	82	(2%)
MERCILON	33	47	(30%)	68	90	(25%)
LIVIAL	39	50	(22%)	72	95	(24%)
MARVELON	36	40	(9%)	68	77	(13%)
ZEMURON	33	67	(51%)	65	130	(50%)
FORADIL	25	25	(1%)	48	51	(4%)
Other Pharmaceuticals	735	755	(3%)	1,396	1,458	(4%)

ANIMAL HEALTH	677	818	(17%)	1,307	1,540	(15%)

CONSUMER HEALTH CARE	381	401	(5%)	765	778	(2%)
OTC	184	181	2%	416	389	7%
OTC CLARITIN	108	120	(10%)	257	258	—
MiraLAX	36	28	30%	73	54	36%
Other OTC	40	33	22%	86	77	11%
Foot Care	101	105	(4%)	174	190	(8%)
Sun Care	96	115	(17%)	175	199	(12%)

CONSOLIDATED GAAP NET SALES	$4,647	$4,921	(6%)	$9,040	$9,577	(6%)

NOTES:
•	GAAP net sales for the three months ended June 30, 2009 totaled $4.6 billion, down 6 percent as compared to 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 10 percent.

•	GAAP net sales for the six months ended June 30, 2009 totaled $9.0 billion, down 6 percent as compared to 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 10 percent.
Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended June 30,
	(unaudited)
(Dollars in millions)	2009	2008	%

Net sales, as reported	$4,647	$4,921	(6%)
50 percent of cholesterol joint venture net sales a/	509	566	(10%)

Adjusted net sales	$5,156	$5,487	(6%)

	Six months ended June 30,
	(unaudited)
(Dollars in millions)	2009	2008	%

Net sales, as reported	$9,040	$9,577	(6%)
50 percent of cholesterol joint venture net sales a/	975	1,174	(17%)

Adjusted net sales	$10,015	$10,751	(7%)

a/      Total Net sales of the cholesterol joint venture for the three months ended June 30, 2009 and 2008 were $1.0 billion and $1.1 billion, respectively. Total Net sales of the cholesterol joint venture for the six months ended June 30, 2009 and 2008 were $1.9 billion and $2.3 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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